As filed with the Securities and Exchange Commission on January 25, 2024

Registration No. 333-133948

Registration No. 333-208116

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-133948

Form S-8 Registration Statement No. 333-208116

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D.R. HORTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2386963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1341 Horton Circle,

Arlington, Texas 76011

(817) 390-8200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

D.R. HORTON, INC. 2006 STOCK INCENTIVE PLAN, AS AMENDED & RESTATED

D.R. HORTON, INC. 2024 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Thomas B. Montaño

Senior Vice President and Corporate Secretary

1341 Horton Circle,

Arlington, Texas 76011

(817) 390-8200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Krista Hanvey, Esq.

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by D.R. Horton, Inc.:

•

Registration No. 333-133948 filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2006 registering 30,695,244 shares of D.R. Horton, Inc.’s common stock, par value $0.01 per share (“Common Stock”), issuable under the D.R. Horton, Inc. 2006 Stock Incentive Plan (as amended and restated, the “2006 Plan”); and

•	Registration No. 333-208116 filed with the SEC on November 20, 2015 registering 25,000,000 additional shares of Common Stock issuable under the 2006 Plan.

D.R. Horton, Inc.’s Board of Directors approved the D.R. Horton, Inc. 2024 Stock Incentive Plan (the “2024 Plan”) on December 12, 2023, and the 2024 Plan was subsequently approved by D.R. Horton, Inc.’s stockholders on January 17, 2024 (the “Effective Date”). Pursuant to the terms of the 2024 Plan, the number of shares of Common Stock remaining available under the 2006 Plan as of the Effective Date, plus any shares of Common Stock subject to outstanding awards under the 2006 Plan as of the Effective Date that, on or after such date, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock) will be issuable under the 2024 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statements, we are filing this Post-Effective Amendment to provide that the Registration Statements shall also cover up to 245,876 shares of Common Stock remaining available for issuance under the 2006 Plan as of the Effective Date as well as up to 4,260,933 shares of Common Stock subject to outstanding awards under the 2006 Plan as of the Effective Date, that on or after such date are not issued because such shares of Common Stock cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock) and become issuable under the 2024 Plan.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, D.R. Horton, Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on this 25th day of January, 2024.

D.R. HORTON, INC.

By:	/s/ Thomas B. Montaño
Thomas B. Montaño
Senior Vice President and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.